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EXHIBIT 99.1


SM&A SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SPACE APPLICATIONS CORP.

May 18, 1998 7:24 PM EDT

        NEWPORT BEACH, California, May 18/PRNewswire/--Steven Myers & Associates (Nasdaq: WINS) announced today that it has agreed to acquire Space Applications Corporation (SAC) for $14.7 million in a stock for stock exchange merger.

        SAC, founded in 1969, is expected to generate revenues of approximately $30 million in its fiscal year 1998, which ends June 26. The sale, which is contingent on verification of certain representations and warranties, is expected to be concluded on or about May 29, 1998.

        "The addition of the more than 235 exceptional scientists, systems engineering and information technology experts of SAC provides the resources necessary to fuel our growing technical services business. Further, SAC brings to SM&A new clients that will ultimately provide additional expansion opportunities in our proposal management and consulting services," said Steve Myers, chairman and chief executive officer of SM&A.

        SAC houses its corporate headquarter in Vienna, VA, with other major operations in Colorado Springs, CO; Largo, MD; Las Vegas, NV; and Costa Mesa, CA. "SAC has been a leading provider of technical services in space sciences and advanced information technologies for many years. Combining our capabilities with SM&A's highly talented workforce and unique market access should position us well for future growth," said Roger Skinner, chairman and chief executive officer of SAC.

        Added Ken Colbaugh, Executive Vice President and Chief Operating Officer of SM&A, "Our relationship with SAC goes back to 1985 when SM&A managed a $25 million winning proposal for SAC. The high degree of synergy between our two companies will contribute to a very effective working relationship from day one."

        SM&A is the largest proposal management company in the United States. Its proprietary proposal management processes, and a team of approximately 175 highly experienced professionals, help its clients to achieve a higher probability of winning government and commercial contracts. SM&A also provides systems engineering and program integration services to aerospace, communications, and engineering companies.

        Statements herein concerning the company's growth and strategies may include forward- looking statements, and the company's actual results may differ materially from those suggested as a result of various factors, including, without limitation, the company's ability to recruit and retain qualified technical personnel; identify, acquire, and integrate suitable acquisition candidates; obtain sufficient working capital to support such growth; and compete successfully with existing and future competitors. Interested parties should refer to the disclosures set forth under the caption "Risk Factors" and elsewhere in the company's prospectus dated January 28, 1998, for additional information regarding risk affecting the company's financial condition and results of operations.